CAPITOL BANCORP
LIMITED

Chairman and CEO

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933
tel: 517.487.6555 fax: 517.374.2576

2777 East Camelback Rd., Suite 375
Phoenix, AZ 85016
tel: 602.955.6100 fax: 602.955.6978

March 15, 2010

Lawrence Connell
Consultant
Promontory Financial Group, LLC
280 Park Avenue
40th Floor West, Suite 400
New York, NY 10017

Dear Mr. Connell:

Please accept this letter as a memorialization of the terms and conditions of our agreement regarding the engagement of your services on behalf of Capitol Bancorp Limited and on behalf of Michigan Commerce Bank. Pending regulatory approval, it is agreed that you will be nominated and elected to serve as a member of the board of directors of each of the foregoing entities with the title of vice chairman. In neither circumstance are you deemed to be an "officer".

For your service on the board of Michigan Commerce Bank, you will be paid a signing bonus of $200,000. Additionally, you will receive a base salary at the commencement of service in the amount of $400,000 annually, payable in accordance with the ordinary payment processes of the bank. Finally, you will receive a $5,000 per month living allowance for the term of your service.

For your service on behalf of Capitol Bancorp Limited, you will be awarded restricted stock in Capitol Bancorp Limited in an amount equal to $400,000, applying the existing market value of the stock at the time issuance. The restricted shares shall vest one year and one day from the commencement of your service.

The term of your service shall be for a period of one year, commencing on March ____, 2010.

It is agreed that during the term of service you will establish a residence within the metro area of Lansing, Michigan and that the engagement will be exclusive and deemed full time.

Finally, it is agreed that other "fringe benefits", including health insurance, shall not be offered as a part of this engagement.

Larry, I along with others here at Capitol Bancorp Limited, look forward to the opportunity to work with you.

Sincerely,

Joseph D. Reid

ACCEPTED:

Lawrence Connell